701 Evans Avenue	telephone:	(416) 626-6000
8th Floor	facsimile:	(416) 626-8650
Toronto, Ontario Canada	email:	info@mscm.ca
M9C 1A3	website:	www.mscm.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports, dated March 31, 2009, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting of A-Power Energy Generation Systems, Ltd., appearing in the Annual Report on Form 20-F of A-Power Energy Generation Systems, Ltd. for the year ended December 31, 2009.  We also consent to the reference to us under the heading “Experts” in the Prospectus contained in such Registration Statement.

/s/ MSCM LLP

MSCM LLP
Chartered Accountants
Licensed Public Accountants
April 22, 2010